EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333- -171372 and 333-197251) of our reports dated March 2, 2016, relating to the consolidated financial statements of Craft Brew Alliance, Inc. which report expresses an unqualified opinion, and the effectiveness of internal control over financial reporting of Craft Brew Alliance, Inc., appearing in this Annual Report (Form 10-K) for the year ended December 31, 2015.

/s/ Moss Adams LLP

Portland, Oregon
March 2, 2016